Exhibit 99.1

ATLAS PIPELINE PARTNERS, L.P.

REPORTS THIRD QUARTER AND NINE MONTH 2006 RESULTS

Philadelphia, PA, November 6, 2006 – Atlas Pipeline Partners, L.P. (NYSE: APL – the “Partnership”) today reported earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $16.6 million for the third quarter 2006 compared with $13.7 million for the prior year third quarter, an increase of $2.9 million, or 21%. For the purpose of comparing the third quarter 2006 to the prior year third quarter, the Partnership’s Adjusted EBITDA for the third quarter 2006 was $18.6 million, a $5.1 million or 38% increase from the third quarter 2005. Adjusted EBITDA principally eliminates a one-time gain on sale of assets, certain revisions to previously estimated producer volumes, and certain costs resulting from fire damage at a Velma compressor station. A schedule is provided at the end of this release to reconcile EBITDA to Adjusted EBITDA.

Volumes system-wide increased to an average of 637.4 million cubic feet per day (“MMcfd”) for the third quarter 2006 compared with 366.5 MMcfd for the prior year third quarter. Net income for the third quarter 2006 was $4.7 million, or $0.03 per common limited partner unit, compared with $7.1 million for the third quarter 2005, or $0.48 per common limited partner unit. Excluding the effect of certain items recorded during the period and solely for the purpose of comparing the third quarter 2006 to the prior year third quarter, the Partnership’s Adjusted net income was $6.7 million compared with $6.9 million for the prior year third quarter. A schedule is provided at the end of this release to reconcile net income and EBITDA to Adjusted net income and Adjusted EBITDA.

On October 27, 2006, the Partnership declared its quarterly cash distribution for the third quarter 2006 of $0.85 per common limited partner unit, to be paid November 14, 2006 to common unitholders of record as of November 7, 2006. Distributions declared per common limited partner unit for the twelve months ended September 30, 2006 were $3.37, an increase of $0.32, or 11%, from the twelve months ended September 30, 2005.

On September 27, 2006, the Partnership announced the commencement of operations of its new gas processing plant and gathering system (“Sweetwater plant”) in Beckham County, Oklahoma. The Sweetwater plant, with a processing capacity of 120 MMcfd, is located west of the Partnership’s Elk City gas plant, and was built to further access natural gas production actively being developed in western Oklahoma and the Texas panhandle.

“The Partnership produced solid operating results for the current quarter, as our Mid-Continent and Appalachian assets exhibited significant growth in operating volumes,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “Our new Sweetwater processing facility, opened at the end of the quarter, initiated operations at a production volume of approximately 80 MMcfd, and is currently operating at volumes in excess of 90 MMcfd. Our Appalachia gathering system continues to develop as we expand our presence in that region. Based on the results of the quarter and our expectation for growth in future quarters, we have announced a distribution per common unit of $0.85, which represents a 5% increase from a year earlier. We are also providing initial guidance for cash distributions per limited partner unit for calendar year 2007 of $3.55 to $3.75 with 1.1x distribution coverage.”

On July 26, 2006, Atlas Pipeline Holdings, L.P. (NYSE: AHD – “Atlas Pipeline Holdings”), the Partnership’s general partner, issued 3,600,000 common units, representing a 17.1% ownership interest, in an initial public offering. Atlas Pipeline Holdings, in addition to its general partner interest in Atlas Pipeline and incentive distribution rights, owns 1,641,026 common limited partnership units in the Partnership.

Segment Analysis

Mid-Continent

The Mid-Continent segment recognized total revenue of $111.2 million for the third quarter 2006, an increase of $14.9 million from the third quarter 2005. This increase was principally attributable to revenue contribution from the NOARK system and an increase from the Elk City system due primarily to an increase in volumes, partially offset by a decrease in Velma system revenue due to a decrease in natural gas prices. Velma’s gross natural gas gathered volume averaged 62.1 MMcfd for the third quarter 2006, a decrease of 9% from the prior year’s comparable quarter of 68.5 MMcfd. The decrease in Velma volume between periods was the result of the expiration of a short-term low-margin gathering and processing agreement, the curtailment of our throughput on certain connected third-party pipelines due to maintenance and pressure issues, and reduced throughput due to a temporary outage at one of its compressor stations resulting from fire damage. The Velma system connected 18 new wells to its gas gathering system during the third quarter 2006 and 53 new wells for the nine months ended September 30, 2006. For the Elk City system, gross natural gas gathered volume for the third quarter 2006 averaged 284.5 MMcfd, an 18% increase from the third quarter 2005. The Elk City system connected 13 new wells to its gathering system during the third quarter 2006 and 54 new wells for the nine months ended September 30, 2006. For the NOARK system, average throughput volume was 227.0 MMcfd during the third quarter 2006.

Appalachia

Total revenue for the Appalachia system increased to $7.1 million for the third quarter 2006, an 12% increase from $6.4 million for the third quarter 2005. Appalachia segment profit was $3.9 million for the third quarter 2006, or 34% of total segment operating profit for the period, compared with $4.0 million, or 36% of total segment operating profit for the prior year third quarter. Throughput volume increased to 63.9 MMcfd for the third quarter 2006 compared with 57.3 MMcfd for the third quarter 2005 due to new wells connected to our gathering system. Average transportation rate per thousand cubic feet (“mcf”) was $1.19 for both the third quarter 2006 and the prior year third quarter. During the third quarter 2006, 149 new wells were connected to the gathering system compared with 151 wells connected during the comparable prior year period. Overall, 612 new wells were connected to the gathering system for the twelve months ended September 30, 2006 as compared with 446 wells connected for the twelve months ended September 30, 2005.

Corporate and Other

General and administrative expense, including amounts reimbursed to affiliates, increased $2.4 million to $5.2 million for the third quarter 2006 from $2.8 million for the third quarter 2005. This increase was primarily related to an increase in non-cash compensation expense related to vesting of phantom and common unit awards and higher costs associated with managing the Partnership, including management of the NOARK acquisition and capital raising opportunities. Depreciation and amortization increased $2.8 million to $6.2 million for the third quarter 2006 due primarily to the depreciation and amortization related to the NOARK assets acquired during 2005 and 2006.

Interest expense increased to $5.7 million for the third quarter 2006, an increase of $2.5 million from the prior year third quarter. This increase was primarily related to interest associated with the Partnership’s May 2006 and December 2005 issuances of 10-year senior unsecured notes, partially offset by a decrease in interest associated with borrowings under the credit facility and $1.0 million of interest cost capitalized principally attributable to the construction of the Sweetwater processing plant and gathering system. At September 30, 2006, the Partnership had $299.6 million of total debt, including $285.0 million of senior unsecured notes. The Partnership had $13.5 million outstanding under its $225.0 million credit facility at September 30, 2006.

Interested parties are invited to access the live webcast of an investor call with management regarding our third quarter results on Tuesday morning, November 7, 2006 at 8:30 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, November 7, 2006 until 11:59 pm on Thursday, December 7, 2006. To access the replay, dial 1-888-286-8010 and enter conference code 36346713.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner units of APL. For more information, please contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc., the parent company of Atlas Pipeline Holdings, L.P.’s general partner and owner of 17,500,000 units of limited partner interest of AHD, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
INCOME STATEMENT
Revenue:
Natural gas and liquids	$101,409	$96,234	$298,432	$218,268
Transportation and compression – affiliates	6,951	6,248	22,659	16,447
Transportation and compression – third parties	6,726	16	20,882	54
Interest income and other	3,198	147	3,622	352

Total revenue and other income	118,284	102,645	345,595	235,121

Costs and expenses:
Natural gas and liquids	89,679	82,537	252,577	184,578
Plant operating	3,853	2,745	11,006	7,242
Transportation and compression	2,948	871	8,404	2,169
General and administrative	4,385	2,431	12,250	7,763
Compensation reimbursement – affiliates	828	412	2,433	1,365
Depreciation and amortization	6,152	3,438	16,685	8,495
Interest	5,700	3,166	18,191	8,478
Minority interest in NOARK	—	—	118	—
Other	—	(9)	—	138

Total costs and expenses	113,545	95,591	321,664	220,228

Net income	4,739	7,054	23,931	14,893
Preferred unit imputed dividend cost	(627)	—	(1,262)	—

Net income attributable to common limited partners and the general partner	$4,112	$7,054	$22,669	$14,893

Allocation of net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$350	$4,600	$11,447	$9,003
General partner’s interest	3,762	2,454	11,222	5,890

Net income attributable to common limited partners and the general partner	$4,112	$7,054	$22,669	$14,893

Net income attributable to common limited partners per unit:
Basic	$0.03	$0.48	$0.89	$1.09

Diluted	$0.03	$0.48	$0.88	$1.09

Weighted average common limited partner units outstanding:
Basic	13,076	9,511	12,818	8,226

Diluted	13,248	9,591	12,975	8,277

Capital expenditure data:
Maintenance capital expenditures	$843	$245	$2,921	$1,110
Expansion capital expenditures	25,088	11,391	58,822	33,409

Total	$25,931	$11,636	$61,743	$34,519

	September 30, 2006	December 31, 2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$7,986	$34,237
Total assets	769,420	742,726
Total debt	299,640	298,625
Total partners’ capital	375,143	329,510

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Mid-Continent
Revenue:
Natural gas and liquids	$101,409	$96,234	$298,432	$218,268
Transportation and compression	6,707	—	20,817	—
Interest income and other	3,080	60	3,098	77

Total revenue and other income	111,196	96,294	322,347	218,345

Costs and expenses:
Natural gas and liquids	89,679	82,537	252,577	184,578
Plant operating	3,853	2,745	11,006	7,242
Transportation and compression	1,623	—	4,794	—
General and administrative	3,356	1,258	8,988	4,307
Minority interest in NOARK	—	—	118	—
Depreciation and amortization	5,200	2,739	14,034	6,597

Total costs and expenses	103,711	89,279	291,517	202,724

Segment profit	$7,485	$7,015	$30,830	$15,621

Appalachia
Revenue:
Transportation and compression – affiliates	$6,951	$6,248	$22,659	$16,447
Transportation and compression – third parties	19	16	65	54
Interest income and other	118	87	524	275

Total revenue and other income	7,088	6,351	23,248	16,776

Costs and expenses:
Transportation and compression	1,325	871	3,610	2,169
General and administrative	929	801	2,848	2,410
Depreciation and amortization	952	699	2,651	1,898

Total costs and expenses	3,206	2,371	9,109	6,477

Segment profit	$3,882	$3,980	$14,139	$10,299

Reconciliation of segment profit to net income:
Segment profit:
Mid-Continent	$7,485	$7,015	$30,830	$15,621
Appalachia	3,882	3,980	14,139	10,299

Total segment profit	11,367	10,995	44,969	25,920
Corporate general and administrative expenses	(928)	(784)	(2,847)	(2,411)
Interest expense	(5,700)	(3,166)	(18,191)	(8,478)
Other	—	9	—	(138)

Net income	$4,739	$7,054	$23,931	$14,893

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(in thousands - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Reconciliation of net income to adjusted net income(1):
Net income	$4,739	$7,054	$23,931	$14,893
Effect of prior period items (2)	—	(188)	1,090	(188)
Effect of certain items (3)	1,971	—	(1,596)	—

Adjusted net income	$6,710	$6,866	$23,425	$14,705

Reconciliation of net income to non-GAAP measures(1):
Net income	$4,739	$7,054	$23,931	$14,893
Depreciation and amortization	6,152	3,438	16,685	8,495
Minority interest share of depreciation and amortization and interest expense for NOARK	—	—	(1,200)	—
Interest expense	5,700	3,166	18,191	8,478

EBITDA	16,591	13,658	57,607	31,866

Effect of prior period items (2)	—	(188)	1,090	(188)
Effect of certain items (3)	1,971	—	(1,596)	—

Adjusted EBITDA	18,562	13,470	57,101	31,678

Interest expense	(5,700)	(3,166)	(18,191)	(8,478)
Minority interest share of interest expense for NOARK	—	—	938	—
Non-cash compensation expense	1,623	651	4,125	2,809
Amortization of deferred financing costs (included within interest expense)	548	266	1,753	1,741
Maintenance capital expenditures	(843)	(245)	(2,921)	(1,110)

Distributable cash flow	$14,190	$10,976	$42,805	$26,640

(1)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (“SEC”). Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(2)	During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.
(3)	Includes the addback of $3.6 million of unfavorable revisions to previously estimated producer volumes, $0.8 million of estimated unrecoverable costs and loss of revenue as a result of the temporary outage at a Velma compressor station resulting from fire damage, and $0.4 million of lower condensate revenue due to evaporation caused by unusually warm temperatures in the areas where we operate. These amounts are partially offset by a $2.7 million gain on sale of certain gathering pipelines in the Velma system.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Mid-Continent – Velma System
Natural Gas
Gross natural gas gathered – mcf/day	62,113	68,469	61,641	69,091
Gross natural gas processed – mcf/day	58,296	62,439	58,881	64,581
Gross residue natural gas – mcf/day	45,724	53,235	46,042	52,471
Natural Gas Liquids
Gross NGL sales – barrels/day	6,598	6,877	6,536	6,812
Condensate
Gross condensate sales – barrels/day	205	293	209	269

Mid-Continent – Elk City System
Natural Gas
Gross natural gas gathered – mcf/day	284,461	240,774	270,957	242,294
Gross natural gas processed – mcf/day	136,101	115,913	134,169	116,688
Gross residue natural gas – mcf/day	123,275	106,783	121,661	107,182
Natural Gas Liquids
Gross NGL sales – barrels/day	6,049	5,130	6,016	5,317
Condensate
Gross condensate sales – barrels/day	59	123	125	121

Mid-Continent – NOARK
Throughput – mcf/day	226,962	—	236,331	—

Appalachia
Natural Gas
Throughput – mcf/day	63,909	57,294	61,473	54,804
Average transportation rate per mcf	$1.19	$1.19	$1.35	$1.10

Mcf – thousand cubic feet